Arcadia Resources Announces Acquisition of

Carolina Care, LLC

INDIANAPOLIS, May 2, 2008 - Arcadia Resources, Inc. (AMEX: KAD), which provides innovative consumer health care services under the trade name Arcadia HealthCareSM, today announced that it has acquired Carolina Care, LLC, an in-home health care business with locations in Asheboro, Greensboro and Winston-Salem, North Carolina. Carolina Care generated $2.1 million in annualized revenue during 2007, and has served North Carolinians in Davidson, Forsyth, Guilford, Randolph, Rockingham and Stokes counties for more than 12 years.

"The acquisition of Carolina Care, LLC, expands Arcadia's ability to fulfill its mission of 'keeping people at home and healthier longer,'" said Steven L. Zeller, executive vice president of In-Home Health Care and Staffing for Arcadia. "Furthermore, this acquisition allows us to build upon our existing business in North Carolina."

"Carolina Care has built a solid reputation in the Piedmont Triad thanks to our well-trained and compassionate caregivers," said Jane Cook, general manager of Carolina Care. "We are pleased to join Arcadia and to continue delivering high quality in-home health care services in our community."

"Expanding our in-home care business throughout the U.S. is a strategic area of focus," said Marvin Richardson, Arcadia's president and CEO. "By capitalizing on the reputation of Carolina Care, we can enhance our balanced revenue mix and focus on high margin services such as in-home health care."

With the acquisition of Carolina Care, Arcadia will have the ability to service Medicaid CAP-MR clients throughout its North Carolina operations. The acquisition will be able to reduce expenses by consolidated the Winston-Salem offices of Carolina Care and Arcadia.

About Arcadia HealthCare

Arcadia HealthCareSM is a service mark of Arcadia Resources, Inc. (AMEX: KAD), and is a leading provider of home health care / medical staffing; respiratory / home health equipment and specialty pharmacy services under its proprietary DailyMed™ program.

DailyMed™ transfers a patient's prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time they should be taken. The entire 30-day supply is delivered directly to a patient's home in a convenient dispensing box - with "peace of mind" a pharmacist has reviewed the entire medication profile for that month's supply. This consumer product is aimed at reducing medication errors, improving medication compliance and ultimately lowering the cost of care, and is available at www.DailyMedRx.com. Additionally, Arcadia extends its health care offerings through affiliated and managed locations on a fee for service basis.

The Company, headquartered in Indianapolis, Indiana, has grown into 92 locations in 22 states primarily through acquisitions, and currently services over 50,000 homes annually through its 5,000 full and part-time associates. Arcadia HealthCare's comprehensive solutions are geared to keep people at home and healthier longer.

The Company's annual report on Form 10-K for the year ended March 31, 2007 is available on the Company's website (http://www.arcadiahealthcare.com) and the SEC website (http://www.sec.com).

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Media Contacts:

Amalia "Molly" Blanco 317.569.8234 x103